Amendment to Subadvisory Agreement

for AST BLACKROCK GLOBAL STRATEGIES PORTFOLIO

AST Investment Services, Inc. and PGIM Investments LLC and BlackRock Financial Management, Inc. (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of March 18, 2011, by and among AST Investment Services, Inc., PGIM Investments LLC (formerly, Prudential Investments LLC), and Subadviser (the “Subadvisory Agreement”), pursuant to which Subadviser has been retained to provide investment advisory services to the AST BlackRock Global Strategies Portfolio as follows;

1.	Schedule A of the Subadvisory Agreement is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and BlackRock Financial Management, Inc., LLC have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Edward Merrill

Name: Edward Merrill

Title: Vice President

PGIM INVESTMENTS LLC

By: /s Edward Merrill

Name: Edward Merrill

Title: Vice President

BLACKROCK FINANCIAL MANAGEMENT, Inc.

By: /s/ Kerrianne Berneck

Name: Kerrianne Berneck

Title: Director

Effective Date as Revised: December 1, 2017

SCHEDULE A

Advanced Series Trust

AST BlackRock Global Strategies Portfolio

As compensation for services provided by BlackRock Financial Management, Inc. (“BlackRock”), AST Investment Services, Inc. and PGIM Investments LLC, as applicable, will pay BlackRock an advisory fee on the net assets managed by BlackRock that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee*
AST BlackRock Global Strategies Portfolio

0.45% of average daily net assets to $500 million;

0.42% of average daily net assets over $500 million to $1 billion;

0.38% of average daily net assets over $1 billion to $2 billion;

0.30% of average daily net assets over $2 billion to $3 billion;

0.275% of average daily net assets over $3 billion to $4 billion;

0.25% of average daily net assets over $4 billion

* In the event BlackRock invests Portfolio assets in a pooled investment vehicle advised or subadvised by BlackRock (an “Affiliated Fund”), BlackRock will waive its subadvisory fee for the Portfolio in an amount equal to the advisory fee or subadvisory fee paid to BlackRock with respect to the Portfolio assets invested in such Affiliated Fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: December 1, 2017